EXHIBIT 23

Consent Of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statements No. 033-28843, 333-119638, 333-111004, 333-109220, 333-70862, 333-45750, 333-88899, 333-43117, 333-22323, 033-56145, 033-56147, and 333-160143 on Form S-8 and in the Registration Statements No. 333-145671, 333-91966, and 333-98741 on Form S-3 of Charming Shoppes, Inc., of our report dated March 30, 2010, with respect to the consolidated financial statements and schedule of Charming Shoppes, Inc., and our report dated March 30, 2010, with respect to the effectiveness of internal control over financial reporting of Charming Shoppes, Inc. included in this Annual Report (Form 10-K) for the year ended January 30, 2010.

/S/ ERNST & YOUNG LLP

Philadelphia, Pennsylvania
March 30, 2010